Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

June 28, 2006

VCG Holding Corp Announces Earnings Guidance for 2006 and 2007;

Holds Annual Shareholder Meeting

DENVER—(BUSINESS WIRE)—June 28, 2006—VCG Holding Corp. (AMEX: PTT), a leading consolidator and operator of adult nightclubs, announced today its earnings guidance for the balance of its fiscal year ended December 31, 2006 and the year ended December 31, 2007. The estimated total consolidated revenue for the fiscal year ended December 31, 2006 is $17.4 million and the estimated total consolidated revenue for the fiscal year ended December 31, 2007 is $18.2 million. The Company estimates that the fiscal year ended December 31, 2006 net income to be $1.8 million, or $0.21 per share, and estimated net income to $2.2 million, or $0.26 per share, for the fiscal year ended December 31, 2007. The Company also estimates its income from operations to be $3.3 million for the fiscal year ended December 31, 2006 and estimated income from operations to be $3.5 million for the same period of 2007. Net operating cash flow, defined as income from operations plus depreciation and amortization, is estimated to be $4.3 million for the fiscal year ended December 31, 2006 and $4.5 million for the fiscal year ended December 31, 2007.

The Company’s owned nightclub revenue is estimated to increase by an average of 3.3% for the fiscal ended December 31, 2006 and an average increase of 4.5% percent for fiscal year ended December 31, 2007, based on the results of the fiscal year 2005, the Company’s performance in fiscal 2006 and management’s estimates for the balance of 2006 and the fiscal year ended 2007. The expenses are based on management’s budgets and estimates.

The estimates for the fiscal year ended December 31, 2006 net income to common shareholders are $1.0 million or a net income per share applicable to the common shareholder of $0.12 and the estimated net income to common shareholder of $1.4 million or a net income per share applicable to the common shareholder of $0.17 for the fiscal year ended 2007. The Company does not anticipate any reduction of preferred stock or sales of common stock during the years ended December 31, 2006 and 2007. If any of these activities were to occur during the periods in question the results of the Company’s operations would be effected and the Company will amend the guidance estimates.

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp stated, “We have continued to execute upon our operating strategy as evidenced by our results reported in 2006. We will continue to reduce our debt, look for additional ways to improve earnings and increase revenue. We are assessing our financial position on a monthly basis and developing strategies to strengthen ourselves for long term growth. We plan to continue to execute upon our two-prong growth strategy to increase shareholder value by acquiring two nightclubs per year within our existing markets or in other desirable locations at a purchase price of less than five times cash flow and managing and improving our existing club’s performance to maintain same store growth and increase profitability.”

Annual Shareholder Meeting & Board Meeting

On Friday, June 23, 2006, the Company held its annual shareholder meeting. The shareholders voted to re-elect current slate of directors on the Company’s Board and to ratify the audit firm of Causey Demgen and Moore as the Company’s auditors for the fiscal year ended December 31, 2006. Following the Annual Meeting, the Board of Directors held a meeting at which it, among other things, authorized the Company to repurchase up to $200,000 of the Company’s common stock on the open market in a manner consistent with applicable securities laws and regulations. The Board did not fix termination date for the authorized share repurchases. The authorized share repurchase will be made at times and prices considered appropriate by the Company.

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns six adult nightclubs, one upscale dance lounge and operates seven other adult nightclubs under management agreements. The owned and managed clubs are located in Indianapolis, St. Louis, Denver, Phoenix, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2005, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Micheal L. Ocello, President

Donald W. Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone:	303.934.2424
Facsimile:	303.922.0746
Email:	tlowrie@vcgh.com
dprosser@vcgh.com
mocello@vcgh.com